Exhibit 99

For Immediate Release

PRIMEDIA Reports First Quarter 2004 Results

•                  Consolidated revenues were flat at $328.5 million in first quarter 2004 (1).

•                  Operating income increased by 6.9% to $18.6 million.

•                  The company made progress against its 2004 operating priorities.

Summary Results

	First Quarter		Percent
($ millions)	2004	2003	Change
Segment Revenues, net (a):
Enthusiast Media	$174.2	$173.4	0.5%
Consumer Guides	71.8	67.9	5.7%
Business Information	56.0	57.5	-2.6%
Education and Training	26.8	32.1	-16.5%
Intersegment Eliminations	(0.3)	(2.4)
Total Net Revenues	$328.5	$328.5	0.0

Segment EBITDA (b):
Enthusiast Media	$30.5	$24.5	24.5%
Consumer Guides	19.9	17.6	13.1%
Business Information	4.5	3.8	18.4%
Education and Training	(0.1)	4.4
Corporate Overhead	(7.5)	(7.4)

Operating Income	$18.6	$17.4	6.9%

Income (Loss) Applicable to Common Shareholders (c)	$5.9	$(36.7)

a)              This presentation eliminates all intrasegment activity.

b)             Reconciled to GAAP measure in the attached table.

c)              Includes gain on sale of New York magazine of $38.1.

Consolidated First Quarter 2004 Results

New York, NY, April 29, 2004 — PRIMEDIA Inc. (NYSE: PRM) today announced that consolidated revenues were $328.5 million in first quarter 2004, flat to the same period in 2003.  Operating income was $18.6 million in first quarter 2004 compared to $17.4 million in the same period of 2003.  Income applicable to common shareholders was $5.9 million in the first quarter 2004, compared to a loss of $36.7 million in the first quarter 2003. Income applicable to common shareholders improved by $42.6 million in first quarter 2004, due primarily to the gain of $38.1 million on the sale of New York magazine and improved operating income.  Income applicable to

(1) All comparisons in this press release are to the same quarter of the prior year, unless otherwise indicated.

common shareholders per common share was $0.02 in first quarter 2004, compared to a loss of $0.14 per share in the same period last year.

Highlights from the company’s four operating segments are as follows:

•                  The Enthusiast Media Segment posted a revenue gain of 0.5% and an increase in Segment EBITDA of 24.5%. While the automotive properties had a challenging quarter, with revenues declining 4.2%, the rest of the portfolio posted revenue gains of 5.6%, with the most significant increase coming from online revenue of About.com and other Web properties. We expect automotive advertising to resume growth in the second half of this year as many new car models are scheduled for introduction.

•                  The Consumer Guides Segment showed a revenue gain of 5.7% and a Segment EBITDA increase of 13.1%, continuing its growth track record. The DistribuTech business continued to grow as publishers of free publications continue to recognize the value of its market-leading distribution network.  This quarter marked the debut of a new product line, Auto Guide, and results exceeded expectations.

•                  The Business Information Segment continued its trend of quarter-to-quarter improvement, with revenue declining 2.6% in first quarter 2004, compared to a decrease of 8.1% in the same quarter last year, and a Segment EBITDA increase of 18.4%.

•                  The Education and Training Segment continues to be challenged, with revenues declining 16.5% and Segment EBITDA falling to a loss of $100,000.  This segment is expected to stabilize before year end 2004.

Kelly Conlin, President and CEO of PRIMEDIA, said, “Each of our segments are on track to deliver on the operating priorities we set for this year:  In Enthusiast Media, our largest segment, we will show a path to sustainable revenue growth; in Consumer Guides, we will continue our history of revenue growth and successfully roll out Auto Guide, a new product line that serves a very large market; in Business Information, we will mark the inflection point for a recovery; and in Education and Training, we will stabilize the businesses in this segment.”

Segment Results

Enthusiast Media (Includes: Consumer Automotive, Enthusiast Automotive, Outdoors, Action Sports, Lifestyles and Home Technology magazine groups, their related Web sites, events, and About.com)

	First Quarter		Percent
($ millions)	2004	2003	Change
Revenues, net (1):
Advertising	$94.0	$91.9	2.3%
Circulation	64.2	65.9	-2.6%
Other	15.8	15.2	3.9%
Intersegment Revenues	0.2	0.4	-50.0%
Total Net Revenues	$174.2	$173.4	0.5%

Segment Expenses	$143.7	$148.9	-3.5%

Enthusiast Media Segment EBITDA(2)	$30.5	$24.5	24.5%

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached table.

Enthusiast Media Segment revenues were $174.2 million in first quarter 2004, up $0.8 million or 0.5%.

Advertising revenues were $94.0 million in first quarter 2004, up $2.1 million or 2.3%. The growth was led by online advertising, which was up approximately $6.0 million, driven by our relationship with Google and an aggressive effort to improve the sales and marketing of the company’s online properties. The increase in online advertising allows the company to reinvest in its properties to be well positioned for the strong growth opportunities in online marketing. Enthusiast Media’s overall print advertising pages were down 4.0%, compared to industry wide advertising pages which were down 2.3%, as reported by the Publishers Information Bureau (“PIB”).  Enthusiast Media’s advertising pages in its automotive titles were down 5.3%; industry wide auto advertising pages were down 9.8%, as reported by PIB.

Circulation revenues were $64.2 million, down $1.7 million or 2.6% in first quarter 2004.  Circulation revenue gains from the Consumer Automotive (which includes Motor Trend and Automobile magazines) and Lifestyles groups were offset by declines at the Enthusiast Automotive, Action Sports and Home Technology groups.  Overall, single copy units for PRIMEDIA’s enthusiast magazines were down 5.3% for the six months ended March 31, 2004, compared to the industry average decline of 11.3%, as reported by the International Periodical Distributors Association.

Other revenues, including licensing, list rental, events, merchandising and other items, were $15.8 million, up $0.6 million or 3.9% in first quarter 2004.  The gain was due primarily to growth in events, licensing and merchandising revenue.

Enthusiast Media Segment expenses were $143.7 million in first quarter 2004, down $5.2 million or 3.5%.  Reductions in cost of goods sold and distribution expenses were partially offset by higher overhead.

Enthusiast Media Segment EBITDA was $30.5 million, up $6.0 million or 24.5% in first quarter 2004.  Segment EBITDA margin was 17.5% in first quarter 2004, up from 14.1% in the first quarter of 2003.

Key accomplishments in the Enthusiast Media Segment include:

•                  The recent reorganization of our enthusiast automotive magazine group, separating it into two focused business units led by executives with strong track records for growth and innovation:

—           The International Automotive Group, with titles such as Super Street and Sport Compact Car, will be led by John Rousseau, an executive with experience with VNU and IDG.

—           The Performance Automotive Group, with titles such as Hot Rod, Motorcyclist and Truckin’, will be led by Steve Parr, an executive with experience with Pearson and EMAP.

•                  The first fruits of a broad scale product improvement program: Motor Trend’s February issue, the first to be redesigned, recorded the highest newsstand sales for any issue since 2002.  Joining Motor Trend as Editor-in-Chief will be Angus MacKenzie, one of the most respected automotive journalists in the world, who has edited the leading automotive magazines in both Australia and the U.K.

•                  The relaunch this week of About.com with a completely redesigned site architecture, the most significant product improvement since the site’s debut in 1997.

•                  New product introductions, including Boatworks For The Hands-On Sailor, a practical do-it-yourself boat restoration and maintenance guide for the sailing enthusiast from the editors of Sail magazine, and Connected, a Guide To The Digital Home, the first consumer magazine dedicated entirely to adopting and integrating home technologies.

Consumer Guides (Includes: Apartment Guide, New Homes Guide and Auto Guide publications and their related Web sites, and the DistribuTech distribution business)

	First Quarter		Percent
($ millions)	2004	2003	Change
Revenues, net (1):
Advertising	$60.5	$57.9	4.5%
Other	11.3	10.0	13.0%
Total Net Revenues	$71.8	$67.9	5.7%

Segment Expenses	$51.9	$50.3	3.2%

Consumer Guides Segment EBITDA (2)	$19.9	$17.6	13.1%

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached table.

Consumer Guides Segment revenues were $71.8 million in first quarter 2004, up $3.9 million or 5.7%.

Advertising revenues were $60.5 million, up $2.6 million or 4.5% in first quarter 2004, showing growth despite historically high vacancy rates.  Apartment complex owners typically reduce their marketing and advertising spending in periods of high vacancies.  DistribuTech, which comprises Other revenues, increased to $11.3 million, up $1.3 million or 13.0%, through continued growth of its distribution network, increased rack utilization, and its pricing strategy.

Consumer Guides Segment expenses were $51.9 million in first quarter 2004, up $1.6 million or 3.2%.  Increases in marketing and distribution expenses were partially offset by declines in cost of goods sold and administrative expenses.

Consumer Guides Segment EBITDA was $19.9 million, up $2.3 million or 13.1% in first quarter 2004.  Segment EBITDA margin was 27.7% in first quarter 2004, improved from 25.9% in the same period of 2003.

Key accomplishments in the Consumer Guides Segment include:

•                  The launch of Auto Guide.   The first weekly Auto Guide was successfully launched in Charlotte, N.C., featuring 1,400 ads from 34 dealers, and distributed free to consumers through our proprietary distribution system in more than 675 locations.  Additional launches are planned in 2004, including the Winston/Salem/Greensboro and Raleigh/Durham/Chapel Hill markets.

•                  The introduction of the Central Florida New Homes Guide, featuring new homes from dozens of builders in the Greater Orlando area.  The next New Homes Guide is scheduled to launch at the end of April in Houston.

•                  The continued strong growth of DistribuTech.  Over the past year, DistribuTech has boosted its revenues by increasing its rack utilization by five percentage points to 70% by growing its distribution of third party publications and has added over 1,000 new retail locations nationally.

Business Information (Includes: trade magazines and their related Web sites, events, directories and data products)

	First Quarter		Percent
($ millions)	2004	2003	Change
Revenues, net (1):
Advertising	$39.6	$42.4	-6.6%
Circulation	5.2	5.2	0.0%
Other	11.2	9.9	13.1%
Total Net Revenues	$56.0	$57.5	-2.6%

Segment Expenses	$51.5	$53.7	-4.1%

Business Information Segment EBITDA (2)	$4.5	$3.8	18.4%

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached table.

Business Information Segment revenues were $56.0 million in first quarter 2004, down $1.5 million or 2.6%.  Overall, Business Information Segment revenues are stabilizing, with approximately 20% coming from sectors that are up, 50% from sectors that are flat, and 30% from sectors that are down.

Advertising revenues for trade magazines were $39.6 million, down $2.8 million or 6.6% in first quarter 2004.  Circulation revenues, which consist of subscriptions to directories and data products, were $5.2 million, flat to the same period in the prior year.  Other revenues, which consist primarily of events, information products and online, were $11.2 million, up $1.3 million or 13.1%, in first quarter 2004.

Business Information Segment expenses were $51.5 million in first quarter 2004, down $2.2 million or 4.1%.  Expenses declined in virtually all categories.

Business Information Segment EBITDA was $4.5 million, up $0.7 million or 18.4% in first quarter 2004.  Segment EBITDA margin was 8.0% in first quarter 2004, up from 6.6% in the first quarter of 2003.

Key accomplishments in the Business Information Segment include:

•                  The launch of Ac-U-Kwik Aircraft Appraisals.  Ac-U-Kwik is the leader in worldwide airport and ground services data, and the introduction of Ac-U-Kwik Aircraft Appraisals leverages its well-known brand and expertise in the aircraft market and is consistent with our objective of increasing our portfolio of data service products.

•                  Solid performance in online initiatives in the first quarter 2004, with online revenues up 93%, page views up 49%, the number of e-newsletters created up 34%, and the number of e-newsletter subscribers up 86%.

•                  Strong gains at Registered Rep. magazine.  Advertising pages gained approximately 8% and advertising revenues grew nearly 12% in first quarter 2004, due to the success of customized marketing programs.

Education and Training (Includes: Channel One, Films Media Group, and Workplace Learning)

	First Quarter		Percent
($ millions)	2004	2003	Change
Revenues, net (1):
Advertising	$10.0	$11.6	-13.8%
Circulation	6.4	6.7	-4.5%
Other	10.3	11.8	-12.7%
Intersegment Revenues	0.1	2.0	-95.0%
Total Net Revenues	$26.8	$32.1	-16.5%

Segment Expenses	$26.9	$27.7	-2.9%

Education and Training Segment EBITDA (2)	$(0.1)	$4.4

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached table.

Education and Training Segment revenues were $26.8 million in first quarter 2004, down $5.3 million or 16.5%.

Advertising revenues, which are all from Channel One, were $10.0 million, down $1.6 million or 13.8% in the first quarter 2004.  Gains from additional health and beauty brands, movies, and telecommunications firms were offset by reduced spending from food and beverage accounts.

In the Circulation and Other revenue categories, weak demand for training services continues to pressure Workplace Learning revenues.  Also in the Other revenue category, declines at the Films Media Group, formerly known as Films for the Humanities and Sciences, reflect continuing pressure on state and local education budgets.

Education and Training Segment expenses were $26.9 million in first quarter 2004, down $0.8 million or 2.9%.  Education and Training Segment EBITDA was $(0.1) million, down $4.5 million in first quarter 2004.

Key action steps to improve performance in the Education and Training Segment include:

•                  Improving Channel One’s sales effectiveness, by better addressing the growing retail and health and beauty aids sectors.

•                  Installing new leadership at the Films Media Group has resulted in the development of an improved platform for the digital deployment of its program library that will afford its customers new flexibility in the use of video in library and classroom environments.

•                  Initiating a thorough review of the markets for Workplace Learning’s portfolio to focus the organization on the product lines with the highest potential.

Depreciation, Amortization and Interest Expense

Depreciation expense was approximately $11.9 million in the first quarter 2004 versus $12.3 million in the same period of the prior year.  Amortization expense was $6.0 million in the first quarter 2004, compared to $10.7 million in the same period of the prior year.  The decline in amortization expense is primarily the result of certain intangible assets which became fully amortized over the past year.  Interest expense was approximately $28.6 million in the first quarter 2004, and decreased by $4.9 million as a result of reduced debt levels and lower interest rates.  In accordance with the prospective adoption, effective July 1, 2003, of SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” the company increased loss from continuing operations by $11.3 million, which represents $10.9 million of Interest on Shares Subject to Mandatory Redemption and $0.4 million of amortization of issuance costs which are included in amortization of deferred financing charges for the three months ended March 31, 2004.  Such charges were recorded as preferred stock dividends and accretion prior to adoption.  If SFAS 150 was adopted on January 1, 2003, loss from continuing operations would have increased by $11.9 million for the three months ended March 31, 2003.

Provision for Severance, Closures and Restructuring and Provision for Unclaimed Property

The company recorded a Provision for Severance, Closures and Restructuring of approximately $2.7 million in the first quarter 2004, compared to $1.2 million in the same period last year.  The increase was due primarily to consolidation of operations causing excess real estate.  In addition, the company has completed the initial phase of its assessment regarding compliance with escheatment requirements for unclaimed property in certain states.  As a result, the company recorded an estimated provision of $5.5 million.

Discontinued Operations

The company sold New York magazine in early January 2004.  Its results were classified as discontinued operations in 2003.

Liquidity

The company continues to have more than adequate financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future.

Covenant Compliance

The leverage ratio, as defined by the company’s credit agreements, for the 12 month period ended March 31, 2004 is estimated to be approximately 5.1 times, well below the permitted maximum of 6.0 times.

Guidance

The company affirms its guidance for 2004, with full year 2004 revenues targeted to grow in the low single digit percentage range, and full year 2004 Segment EBITDA for PRIMEDIA’s four business segments after Corporate Overhead targeted to grow in the mid single digit percentage range.

Use of Segment EBITDA

The company is organized into four business segments - Enthusiast Media, Consumer Guides, Business Information, and Education and Training.

Enthusiast Media Segment EBITDA, Consumer Guides Segment EBITDA, Business Information Segment EBITDA, and Education and Training Segment EBITDA are reconciled to Net Income (Loss) in the attached table.  Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.  We believe that Segment EBITDA is the most accurate indicator of the company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the company’s chief operating decision maker, its President and CEO, to make decisions about resources to be allocated to the segments and to assess their performance.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on Thursday, April 29, 2004 at 10:00 AM Eastern Time.  In order to participate in the call, please dial 1-800-540-0559 from the United States or 1-785-832-1508 from international locations.  The conference ID is PRIMEDIA.  To listen to the call on the Internet, please go to our website, www.primedia.com.

The recorded version will be available after the conference call by dialing 1-800-283-4799 from the United States or 1-402-220-0860 from international locations.  The replay will be available two hours after the completion of the call until 7:00 PM, Eastern Time, on May 6, 2004.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2003 revenues of $1.3 billion, our properties comprise more than 200 brands that connect buyers and sellers in more markets than any other media company through our print publications, Web sites, events, newsletters and video programs in four market segments:

•                  Enthusiast Media includes more than 120 consumer magazines, their Web sites and About.com, and is the #1 special interest magazine publisher in the U.S. with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•                  Consumer Guides is the #1 publisher of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Homes Guide and the #1 distributor of free consumer publications through its proprietary distribution network in more than 16,000 locations.

•                  Business Information is a leading information provider in more than 20 business market sectors with 78 magazines, 108 websites, 23 events, and 53 directories and data products.

•                  Education and Training includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading distributor of educational videos; and Workplace Learning, a group of employee training networks.

PRIMEDIA’s stock symbol is NYSE: PRM.

This release contains certain forward-looking statements concerning PRIMEDIA’s operations, economic performance and financial condition.   These statements are based upon a number of assumptions and estimates, which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the company, and reflect future business decisions, which are subject to change.  Some of these assumptions may not materialize, and unanticipated events will occur which can affect the company’s results.

Contacts:	Jim Magrone	(investors):	212-745-0634	jmagrone@primedia.com
	Whit Clay	(media):	212-446-1864	wclay@sloanepr.com

###

Table Follows

PRIMEDIA INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2004	2003

Revenues, net:
Advertising	$204.1	$203.8
Circulation	75.8	77.8
Other	48.6	46.9
Total Revenues, Net	$328.5	$328.5

Cost of Goods Sold	65.3	72.2
Marketing and Selling	75.2	75.4
Distribution, Circulation and Fulfillment	56.7	58.2
Editorial	27.4	25.9
Other General Expenses	49.1	46.5
Corporate Administrative Expenses	7.5	7.4
Total Segment Expenses	$281.2	$285.6

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Enthusiast Media	$30.5	$24.5
Consumer Guides	19.9	17.6
Business Information	4.5	3.8
Education and Training	(0.1)	4.4
Corporate Overhead	(7.5)	(7.4)

Depreciation of Property and Equipment	(11.9)	(12.3)
Amortization of Intangible Assets and Other	(6.0)	(10.7)
Severance Related to Separated Senior Executives	(0.7)	-
Non-Cash Compensation	(2.0)	(1.2)
Provision for Severance, Closures and Restructuring Related Costs	(2.7)	(1.2)
Provision for Unclaimed Property	(5.5)	-
Gain (Loss) on Sale of Businesses and Other, Net	0.1	(0.1)
Operating Income	18.6	17.4

Interest Expense	(28.6)	(33.5)
Interest on Shares Subject to Mandatory Redemption (B)	(10.9)	-
Amortization of Deferred Financing Charges	(1.1)	(0.8)
Other Income (Expense), Net	0.3	(0.5)
Loss Before Provision for Income Taxes	(21.7)	(17.4)

Deferred Non-Cash Provision for Income Taxes	(4.4)	(3.7)

Loss from Continuing Operations ($0.12 and $0.14 per share for the three months ended March 31, 2004 and 2003, respectively)	(26.1)	(21.1)

Discontinued Operations ($0.14 and $0.00 per share for the three months ended March 31, 2004 and 2003, respectively; including gain (loss) on sale of businesses of $38.0 and ($1.2) for the three months ended March 31, 2004 and 2003, respectively)	37.2	0.8
Net Income (Loss)	11.1	(20.3)

Preferred Stock Dividends and Related Accretion, Net	(5.2)	(16.4)
Income (Loss) Applicable to Common Shareholders	$5.9	$(36.7)

Income (Loss) Applicable to Common Shareholders per Common Share	$0.02	$(0.14)

Basic Common Shares Outstanding (weighted average)	259,894,408	258,886,845

Capital Expenditures, net	$6.2	$9.0

	At March 31, 2004	At December 31, 2003	At March 31, 2003
Cash and cash equivalents	$19.1	$8.7	$21.7
Long-term debt, including current maturities	$1,575.1	$1,584.6	$1,772.4
Shares subject to mandatory redemption (B)	$474.6	$474.6	$484.8
Series J Convertible Preferred Stock	$169.7	$164.5	$149.9
Common shares outstanding	260,237,709	259,722,558	259,267,523

(A)  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.

(B)  In accordance with the prospective adoption, effective July 1, 2003, of SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," the Company increased loss from continuing operations by $11.3, which represents $10.9 of Interest on Shares Subject to Mandatory Redemption and $0.4 of amortization of issuance costs which are included in amortization of deferred financing charges for the three months ended March 31, 2004.  Such charges were recorded as preferred stock dividends and accretion prior to adoption.  If SFAS 150 was adopted on January 1, 2003, loss from continuing operations would have increased by $11.9 for the three months ended March 31, 2003.

Note: Certain reclassifications have been made to prior year's data to conform with the current year presentation.